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                                                                      EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT

Temporary Corporate Housing, Inc.
Corporate Lodgings, Inc.
Exclusive Interim Properties, Inc.
HAI Acquisition Corp.
Temporary Housing Experts, Inc.

               The Company owns all of the issued and outstanding
                   capital stock of each of its subsidiaries.